EXHIBIT 21




                       LIST OF SUBSIDIARIES OF THE COMPANY


o        iProcure, Inc.
o        Datastream Systems International, Inc.
o        Datastream FSC, Inc.
o        SQL Systems Group, B.V.
o        Datastream Systems, BV
o        Datastream Systems (UK), Ltd.
o        Datastream, SA
o        SQL System Participates, BV
o        SQL Systems Deutschland, GmbH
o        Datastream Systems, GmbH
o        Datastream Insta Holding GmbH
o        Datastream Systems GmbH & Co. KG
o        Asystum Participations, BV
o        Datastream Systems Ireland Ltd.
o        Sikasso Pte Ltd.
o        Datastream-SIS Pte Ltd.
o        Datastream Systems Pty Ltd.
o        Computec Sistemas S.A.
o        Datastream Systems de Mexico S.A. de C.V.
o        Datastream Servicios Mexicanos, S. de R.L. de C.V.
o        Datastream Systems do Brasil Ltda.